Exhibit 99.1

Emerald Oil, Inc. Announces Fast Track Restructuring and

Files Voluntary Chapter 11 to Implement 363 Sale

DENVER, CO -- (Marketwired) -- 03/23/16 – Emerald Oil, Inc. (the “Company” or “Emerald”) (NYSE MKT: EOX) announced today that the Company and its subsidiaries filed voluntary Chapter 11 petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), initiating a process intended to preserve value and accommodate an eventual going-concern sale of Emerald’s business operations.

Emerald has obtained $20 million in post-petition debtor in possession financing, which, subject to Bankruptcy Court approval, will provide the Company with liquidity to maintain its operations in the ordinary course of business during the Chapter 11 process.

Prior to the Chapter 11 filing, Emerald executed a Non-Binding Term Sheet with Latium Enterprises, Inc. (“Latium”) pursuant to which Latium has proposed to purchase substantially all of Emerald’s assets and, subject to lender and Bankruptcy Court approval, would serve as a “stalking horse” in a sale process under section 363 of the Bankruptcy Code. The Term Sheet is non-binding and such transaction is subject to, among other things, Latium’s performance of certain due diligence analysis and the parties negotiating mutually acceptable terms of definitive transaction agreements. Emerald intends for such a sale, if consummated, to ensure a smooth and swift transition of the business and operations to Latium, which would be supported by a stronger balance sheet due to a significantly lower debt burden. If acquired by Latium as part of the anticipated transaction, the Emerald business would expect to be able to remain committed to continued operations in North Dakota. In accordance with the sale process under section 363 of the Bankruptcy Code, notice of the proposed sale to Latium would be given to third parties and competing bids solicited. An independent committee of Emerald’s board of directors will be established to, in consultation with an independent investment bank and a financial advisor, manage the bidding process and evaluate bids.

The Company intends to continue its normal business operations throughout the sale process and has asked the Bankruptcy Court to approve certain Company requests to protect employees, trade creditors, vendors and suppliers, thereby allowing for its operations to continue uninterrupted during the Bankruptcy Court supervised sale process.

McAndrew Rudisill, President and Chief Executive Officer of Emerald, said, “The plan we are announcing today will provide for continuity in Emerald’s current and future business operations. This process is the only path going forward and should enable the business to execute a turnaround in the current low oil price environment. Importantly, Emerald’s plan and the Latium transaction would allow the business to continue to operate and would provide a sound path for potential recovery for Company stakeholders.”

Like many other exploration and production companies, Emerald’s operations have been significantly impacted by the dramatic decline in oil prices, the continued low prices of oil and natural gas, and the general uncertainty in the energy markets. These macro-economic factors, coupled with Emerald’s substantial debt obligations, resulted in the Company’s decision to explore strategic restructuring alternatives to reduce its debt and achieve a sustainable capital structure. Over the last nine months the Company explored and presented multiple solutions to its lenders to solve the Company’s current financial condition, however the Company was unable to obtain the requisite lender consent. Emerald continues to evaluate and discuss alternatives with its stakeholders and believes that an in-court sale process will maximize value and position Emerald for future profitability.

Court filings and other information related to the restructuring proceedings are available at a website administered by the Company’s claims agent, Donlin Recano, at www.donlinrecano.com/emerald.

Intrepid Partners, LLC is serving as investment banker for Emerald, Kirkland & Ellis LLP is serving as legal counsel, and Opportune LLP is serving as financial advisor with Wade Stubblefield of Opportune serving as Chief Restructuring Officer.

About Emerald Oil, Inc.

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may include “forward-looking statements” within the meaning of the U.S. Private Litigation Securities Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions, divestitures and trades, potential strategic alliances, timing and payment of dividends, the availability of capital, and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance that may be included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves, the ability to access the capital markets and finance operations. See “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT

Corporate Contact:

Mitch Ayer

VP of Finance and Investor Relations
Emerald Oil, Inc.
(303) 595-5600
info@emeraldoil.com
www.emeraldoil.com

Source: Emerald Oil, Inc.

Released March 23, 2016